NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Shattuck Labs, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders.

1.	Eligibility
The Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.

2.	Cash Retainers
The Company shall pay annual cash retainers as set forth below:

Annual retainer for Board membership (other than the Chairman)	$	40,000
Annual retainer for Non-Executive Chairman of the Board (if applicable)	$	70,000
Annual retainer for Lead Independent Director (if applicable)	$	60,000
Additional annual retainers
•Chair of the Audit Committee	$	15,000
•Chair of the Compensation Committee	$	10,000
•Chair of the Nominating and Corporate Governance Committee	$	8,000
•Member of the Audit Committee (other than Chair)	$	7,500
•Member of the Compensation Committee (other than Chair)	$	5,000
•Member of the Nominating and Corporate Governance Committee (other than Chair)	$	4,000

3.	Equity Awards
The Compensation Committee of the Board shall also grant: (i) each new non-employee director an initial, one-time award of stock options, restricted stock or restricted stock units, as determined in the discretion of such committee, upon his or her election to the Board with a grant date fair value equal to $250,000 that vests over a three-year period subject to such director’s continued service; and (ii) to each non-employee director on an annual basis, an award of 40,258 stock options that vest over a one-year period (or if sooner, immediately prior to the next annual meeting of the Company’s shareholders).

4.	Director Pay Limit

The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board shall not exceed $750,000 in any fiscal year.

5.	Administration
The Board, with the assistance of the Compensation Committee, administers the Policy and may amend the Policy at any time in its sole discretion.
Policy adopted on September 8, 2020
Policy last amended on May 5, 2023